EXHIBIT 4.10
THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITY.
Date: September 16, 2005
$3,000,000
JUNIOR SECURED SUBORDINATED NOTE
DUE SEPTEMBER 16, 2008
     FOR VALUE RECEIVED, Brillian Corporation, a Delaware corporation, having a principal place of business at 1600 N. Desert Drive, Tempe, Arizona 85281 (the “Company”) promises to pay to Syntax Groups Corporation or its registered assigns (the “Holder”), the principal sum of $3,000,000 or such lesser principal amount as from time to time shall be outstanding hereunder, as reflected on the books and records of the Holder, on September 16, 2008 or such earlier date as this promissory note is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the then outstanding principal amount of this promissory note in accordance with the provisions hereof. This Note is subject to the following additional provisions:
     Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this junior secured subordinated promissory note (this “Note”): (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Note and Warrant Purchase Agreement between the Company and Syntax Groups Corporation dated September 16, 2005 (the “Purchase Agreement”), and (b) the following terms shall have the following meanings:
     “Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
     “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.
     “Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, or (ii) a replacement at one time or within a one year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii); provided, however, that the acquisition of Syntax Groups Corporation by the Company shall not be deemed a Change in Control Transaction.
     “Common Stock” means the common stock, par value $0.001 per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.
     “Event of Default” shall have the meaning set forth in Section 6.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Late Fee” shall have the meaning set forth in Section 2(c).
     “Original Issue Date” shall mean the date of the first advance under this Note.
     “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.
     “Security Agreement” means that certain Security Agreement between the Company and the Holder dated as of September 16, 2005.

     “Senior Indebtedness” means any and all existing indebtedness of the Company as of the Original Issue Date.
     Section 2. Interest; Application of Payments; Prepayment; Advances.
          (a) Payment of Interest in Cash or In Kind. The Company shall pay interest, in cash or, at the Company’s election, pay-in-kind in shares of Common Stock, to the Holder on the then outstanding principal amount of this Note at the rate of 7% per annum, payable monthly, in arrears, on the last day of each month for the period beginning on the Original Issue Date and ending on the Maturity Date or such time when this Note is paid or prepaid in full (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day). If payment is made in shares of Common Stock, the value of the shares of Common Stock shall be the VWAP as of the payment day, or if such day is not a Trading Day, the Trading Day immediately preceding the date upon which payment is made.
          (b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company (the “Note Register”).
          (c) Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fee”) which will accrue daily, from the date such interest is due hereunder through and including the date of payment.
          (d) Application of Payments. Payments received by Holder with respect to the indebtedness evidenced hereby shall be applied first to accrued and unpaid interest, and next to the principal balance outstanding hereunder. Unless otherwise agreed by Holder and the Company, all payments applied pursuant to this Section shall be applied against the advances in order of seniority so that payments are first applied against the oldest advance. Payments hereunder shall be made at the address of Holder set forth on the Note Register, or such other address as Holder may specify to the Company in writing.
          (e) Prepayment. The Company may prepay all or any portion of the principal amount of this Note without the prior written consent of the Holder at any time.
          (f) Advances. The Company and Holder contemplate a series of advances such that Holder shall advance $750,000 to the Company on the Original Issue Date, and $250,000 on each of September 23, 2005, September 30, 2005, October 7, 2005, October 14, 2005, October 21, 2005, October 20, 2005, November 4, 2005, November 11, 2005, and November 18, 2005, provided that such advances in the aggregate shall not exceed the principal sum first set forth above. Such advances shall be on a non-revolving basis and any reduction in the principal amount outstanding hereunder shall not entitle the Company to any additional advance to the extent such additional advance in the aggregate with all prior advances hereunder would exceed the principal amount first set forth above. Holder’s obligation to make advances hereunder shall terminate, without notice, upon the occurrence of an Event of Default.

     Section 3. Subordination. This Note is subordinated and is junior to the payment and performance in full of the Senior Indebtedness. The Company agrees to acknowledge and abide by the terms and conditions of any allocation, participation, sharing or subordination agreement hereafter entered into between and among the Holder and any other creditor of the Company.
     Section 4. Investment Representations; Registration of Transfers.
          (a) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.
          (b) Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.
     Section 5. Negative Covenants. So long as any portion of this Note is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:
          (a) enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom without the prior consent of the Holder, which consent may be withheld in the sole discretion of the Holder; provided, that no consent of the Holder shall be required if this Note shall be prepaid in its entirety in accordance with Section 2(d) contemporaneously with the incurrence of such other indebtedness. The foregoing prohibition shall not be interpreted to apply to Liens existing as of the date hereof, trade accounts payable or capital lease or purchase money security interests in particular items of equipment purchased by the Company after the date hereof (each a “Permitted Lien”).
          (b) amend its certificate of incorporation, bylaws or to her charter documents so as to adversely affect any rights of the Holder;
          (c) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or other equity securities or as otherwise permitted by the Transaction Documents; or
          (d) enter into any agreement with respect to any of the foregoing.
     Section 6. Events of Default.
          (a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                    (i) any default in the payment of (A) the principal amount of this Note, or (B) interest (including Late Fees) on, or liquidated damages in respect of, this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within three Business Days;
                    (ii) the Company shall fail to observe or perform any other covenant or agreement contained in this Note or any of the other Transaction Documents which failure is not cured, if possible to cure, within the earlier to occur of (A) five Business Days after notice of such default sent by the Holder or by any other Holder and (B) ten Business Days after the Company shall become or should have become aware of such failure;
                    (iii) a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents other than this Note, or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is bound;
                    (iv) any representation or warranty made herein, in any other Transaction Document, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of this Note shall be untrue or incorrect in any material respect as of the date when made or deemed made, which such misrepresentation, omission or inaccuracy could materially impact the ability of the Company to comply with its obligations under this Note or the Security Agreement;
                    (v) there shall have occurred a Bankruptcy Event;
                    (vi) the Company or any Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.
                    (vii) the Company shall be a party to any Change of Control Transaction, shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase more than a de minimis number of its outstanding shares of Common Stock or other equity securities of the Company (other than repurchases of shares of Common Stock or other equity securities of departing officers and directors of the Company; provided such repurchases shall exceed $100,000, in the aggregate, for all officers and directors during the term of this Note);
                    (viii) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon exercise of the Warrants in full;

                    (ix) the Company shall redeem more than a de minimis number of Common Stock Equivalents; and
                    (x) the Company shall fail, at any time, to have a perfected a security interest in all Collateral (as defined in the Security Agreement) and all other assets pledged to Holder as security for the loan evidenced by this Note.
          (b) Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. Commencing five days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. Upon payment in full of the amounts due hereunder, this Note shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.
     Section 7. Miscellaneous.
          (a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number 602-389-8869, Attn: Chief Financial Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
          (b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.
          (c) Security Interest. Pursuant to the Security Agreement, this Note is secured by a security interest in certain assets of the Company for the benefit of the Holder.
          (d) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of the Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.
          (e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, without regard to the principles of conflicts of law thereof. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
          (f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.
          (g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

          (h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
          (i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.
          (j) Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the Maximum Rate, and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date of such increase or decrease forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness, if any, evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election in the event any principal amount remains outstanding.
     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

BRILLIAN CORPORATION

By:	/s/ Wayne Pratt

Wayne Pratt, VP & CFO